Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (SEC File No. 333-209668) of our report dated June 28, 2018 which appears in this annual report on Form 11-K of the SBERA 401(k) Plan as adopted by The Provident Bank for the year ended December 31, 2017.

/s/ Whittlesey PC

Hartford, Connecticut
June 28, 2018